Exhibit 1.2

Corporate Governance Charter

December 12, 2024

CAP Business Center, Rue d’Abhooz, 31, B-4040 Herstal, Belgium

VAT BE 0479.292.440 RPM Liège (Belgium)

Tel:	00 32 4 364 20 70
Fax	00 32 4 364 20 71
Web:	www.mdxhealth.com

Introduction

This Corporate Governance Charter (this “Charter”) has been adopted by the board of directors of MDxHealth SA (“MDxHealth” or the “Company”) at its meeting of December 12, 2024, the date on which it has become effective.

This Charter reflects the main principles by which the Company’s board of directors (the “Board”) organizes and supervises the operations of the Company. It is subject to and without prejudice to the provisions of applicable law and the Company’s articles of association.

This Charter is governed by and construed in accordance with Belgian law. The Company’s ordinary shares are currently listed on the Nasdaq Capital Market (“Nasdaq”) and, as such, the Company is also subject to applicable listing rules of Nasdaq as well as U.S. securities laws, to the extent applicable to foreign companies.

The Board will review this Charter from time to time and make such changes as it deems necessary and appropriate.

This Charter should be read together with the articles of association of MDxHealth and other information that is made available by the Company from time to time.

In case of any contradiction between a provision of this Charter and an applicable mandatory law or regulation, such law or regulation supersedes the provision of this Charter. Furthermore, this Charter is complementary to the Belgian Companies and Associations Code and the articles of association of MDxHealth. No provision of this Charter can be interpreted as derogating therefrom.

This Charter is available on the “Investors – Shareholders’ Information” section of the Company’s website (www.mdxhealth.com) and can be obtained free of charge at the registered office of the Company.

On behalf of the board of directors of MDxHealth,

December 12, 2024

i

Certain definitions and expressions

Throughout this Charter, certain terms and expressions are used. Unless the context in which these terms and expressions are used, do not so permit, or unless these terms or expressions are defined differently, they should be read and understood as follows:

●	Any reference to the “Company” or “MDxHealth” should be read as a reference to MDxHealth SA.

●	The terms “executive management”, “executive” and “members of the executive management” are interchangeable.

ii

1.	General information

1.1.	MDxHealth

The Company was incorporated for an unlimited duration on 10 January 2003 as “Oncogenome Sciences”. It changed its name to “OncoMethylome Sciences” on 30 June 2003 and subsequently into “MDxHealth” on 5 October 2010. It has the legal form of a limited liability company (société anonyme - SA) organized and existing under the laws of Belgium. Pursuant to the Belgian Companies and Associations Code, the liability of the shareholders is limited to the amount of their respective committed contribution to the capital of MDxHealth SA.

The Company’s registered office is located at CAP Business Center, Rue d’Abhooz, 31, B-4040 Herstal, Belgium. The Company is registered with the registry of legal persons (registre des personnes morales) in Belgium under enterprise number (numéro d’entreprise) 0479.292.440 Liège (Belgium).

1.2.	Corporate purpose

The corporate purpose of MDxHealth reads as follows:

“The Company’s corporate purpose is to engage in Belgium and abroad, in its own name and on behalf of third parties, alone or in collaboration with third parties, in the following activities:

●	all forms of research and development on or involving biological cells and organisms (including gene methylation) and chemical compounds, as well as the industrialization and commercialization of the results thereof;

●	the research and development of biotechnological or derivative products that could have a market value in applications related to human and animal healthcare, diagnostics, pharmacogenomics and therapeutics, based amongst other things on the technology of genetics, genetic engineering and detection, chemistry and cell biology;

●	the commercialization of the aforementioned products and application domains;

●	the acquisition, disposal, exploitation, commercialization and management of intellectual property, property and usage rights, trade marks, patents, drawings, licenses and any other form of know how.

The Company is also authorized to engage into all commercial, industrial, financial and real estate transactions, which are directly or indirectly related to, or that may be beneficial to the achievement of, its corporate purpose.

It can, by means of subscription, contribution, merger, collaboration, financial participation or otherwise, take interests or participate in any Company, existing or to be incorporated, undertakings, businesses and associations in Belgium or abroad.

The Company can manage, re-organize or sell these interests and can also, directly or indirectly, participate in the board, management, control and dissolution of companies, undertakings, business and associations in which it has an interest or a participation.

The Company can provide guarantees and security interests for the benefit of these companies, undertakings, businesses and associations, act as their agent or representative, and grant advances, credit, mortgages or other securities.”

1.3.	Governance structure

MDxHealth has opted for a “one tier” governance structure whereby the Board is the ultimate decision-making body, with the overall responsibility for the management and control of MDxHealth, and is authorized to carry out all actions that are considered necessary or useful to achieve MDxHealth’s corporate purpose. The Board has entrusted the Company’s day-to-day management to the Chief Executive Officer (CEO) and has appointed the executive management that assists the CEO. The Board has also set up several specialized committees, which are further discussed in Section 2 of this Charter. The Board has all powers except for those reserved to the general shareholders’ meeting by law or the Company’s articles of association. The Board acts as a collegiate body.

1.4.	Listing

The shares of MDxHealth are listed on Nasdaq since November 27, 2023, under the symbol “MDXH”.

2.	Board of directors

2.1.	Terms of reference

The Board of MDxHealth will arrange its procedures, policies and activities in accordance with the terms of reference set out in this Section 2.

2.2.	Role and responsibilities of the Board

The Board of MDxHealth has the broadest powers to manage and represent the Company, except to the extent provided otherwise by applicable law or the Company’s articles of association.

The Board’s role is to pursue sustainable value creation by the Company, by determining the Company’s strategy, putting in place effective, responsible and ethical leadership, and monitoring the Company’s performance.

In order to effectively pursue such sustainable value creation, the Board will attempt to develop an inclusive approach that balances the legitimate interests and expectations of shareholders and other stakeholders. The Board should support the executive management in the fulfilment of their duties and should be prepared to constructively challenge the executive management whenever appropriate. The Board members should be available to give advice, in the course of and also outside of Board meetings.

2.3.	Composition and election of the Board

2.3.1. Composition

The Board should have a composition appropriate to the Company’s purpose, its operations, phase of development, structure of ownership and other specifics.

Pursuant to the articles of association of the Company, the Board should be composed of at least three directors.

2.3.2. Criteria for directors

All members of the Board should uphold the highest standards of integrity and probity. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience.

2.3.3. Election of directors

The directors of MDxHealth are elected by the general shareholders’ meeting. However, in accordance with the Company’s articles of association, if the mandate of a director becomes vacant, the remaining directors are authorized to appoint temporarily a new director to fill the vacancy until the first general shareholders’ meeting after the mandate became vacant. The new director completes the term of the director whose mandate became vacant. While the legal maximum (renewable) term for a director’s mandate is six years, directors can be elected for a maximum (renewable) term of four years only.

2.3.4. Nomination procedure

The Corporate Governance and Nominating Committee of the Board will lead the nomination process for a new director and recommend suitable candidates to the Board, in accordance with the guidelines set forth in the Corporate Governance and Nominating Committee Charter. Following the selection, interviews and assessment of appropriate candidates, the Corporate Governance and Nominating Committee gives its recommendation to the Board. The Board decides on the appointment of the director (in the event of a vacancy) or on the submission of the proposals for election of the candidate director to the Company’s general shareholders’ meeting, taking into account the recommendations of the Corporate Governance and Nominating Committee.

2.4.	Chair of the Board

An important function within the Board is reserved to the chair, who leads the Board, takes measures to engender a climate of trust, allowing for open discussions and constructive challenge, and supervises the good and efficient functioning of the Board.

The Board elects a chair from among its members on the basis of his or her knowledge, skills, experience and mediation strength. Consideration should be given to a candidate’s professionalism, independence of mind, coaching capabilities, ability to build consensus, and communication and meeting management skills. In case the chair is absent or for chairing discussions and decision-making by the Board on matters where the chair has a conflict of interest, the other directors shall appoint a replacement or acting chair among the independent directors by majority vote.

The chair determines the calendar and the agenda of the meetings of the Board in consultation with the CEO and the Company secretary. The agenda should specify which topics are for information, for deliberation or for decision-making purpose. He or she should ensure that procedures relating to preparatory work, deliberations, the passing of resolutions and the implementation of decisions are properly followed and that the directors are provided with accurate, timely and clear information before the meetings and, where necessary, between meetings, so that they can make a knowledgeable and informed contribution to Board discussions. The chair leads the meetings of the Board and ensures that there is sufficient time for consideration and discussion before decisionmaking.

2.5.	Independent directors

A director will only qualify as an independent director if he or she does not have a relationship with the Company or an important shareholder of the Company which jeopardizes his or her independence. In case the director is a legal entity, the independence of such director must be assessed both for the legal entity as for its permanent representative. In order to assess whether a candidate director meets the aforementioned condition, the criteria set out in Nasdaq Rule 5605(a)(2) will be applied.

At least a majority of the members of the Board shall meet the independence requirements set forth in the listing rules of Nasdaq. Annually, the Board will review the report of the Corporate Governance and Nominating Committee regarding the independence of each member of the Board and evaluate all relationships between the Company and each director in light of relevant facts and circumstances for the purposes of determining the independence of the members of the Board.

An independent director who ceases to satisfy the requirements of independence must immediately inform the Board hereof via the chair of the Board and the CEO.

The independent directors should meet at least once a year in executive session in which only the independent directors are present. In order that interested parties may be able to make their concerns known to the independent directors, the Company has also set forth in Section 2.12 below a method for such parties to communicate directly and confidentially with the chair of the Board or with the independent directors as a group.

2.6.	Committees

2.6.1. General

The Board can set up specialized committees in order to, among other things, advise and support the Board in respect of decisions to be taken, to give comfort to the Board that certain issues have been adequately addressed and, if necessary, to bring specific issues to the attention of the Board.

Each committee should meet sufficiently regularly to execute its duties effectively. The Company may organize committee meetings using video, telephone or internet-based means.

The Board determines the terms of reference of each committee with respect to the organization, procedures, policies and activities of the committee.

The Board appoints the members and ensures that a chair is appointed for each committee. Each committee must be composed of at least three members. The Board is responsible for ensuring that the committees are comprised of members meeting any applicable independence or other requirements of the SEC and the listing rules of Nasdaq. Only directors can be member of a specialized committee, and their appointment cannot be for a term longer than their mandate as director.

The Board should ensure that each committee, as a whole, has a balanced composition and has the necessary independence, skills, knowledge, experience and capacity to execute its duties effectively.

2.6.2. Current specific committees

The Board has established, in its midst and under its responsibility, three Board committees in specific fields: an Audit Committee, a Corporate Governance and Nominating Committee, and a Compensation Committee. Depending on the need, the Board can set up additional or ad hoc committees.

The terms of reference of these committees are set out in Appendix 2 hereto. To the extent there is any conflict between the terms of this Charter and an appendix hereto, this Charter shall govern.

2.7.	Executive management

The members of the executive management are appointed by the Board, in close consultation with the CEO, on the basis of a recommendation by the Corporate Governance and Nominating Committee. The Board determines the powers and duties entrusted to the members of the executive management and develops a clear delegation policy, in close consultation with the CEO.

The members of the executive management are responsible and accountable to the Board for the discharge of its responsibilities. The members of the executive management formulate proposals to the Board in relation to the Company’s strategy and its implementation. Interactions between Board members and executives should take place in a transparent way.

The Board intends to empower executive management to enable it to perform its responsibilities and duties. Taking into account the Company’s values, its risk appetite and key policies, the members of the executive management should have sufficient latitude to propose and implement corporate strategy.

The current terms of reference of the CEO and other members of the executive management are set out in Section 5.

2.8.	Company secretary

The Board appoints a Company secretary (“corporate secretary”) who has the necessary skills and knowledge of corporate governance matters.

The role of the corporate secretary includes supporting the Board and its committees on all governance matters, preparing this Charter, ensuring a good information flow within the Board and its committees and between the executive management and the Board members, drafting the minutes of the Board meetings (ensuring that the essence of the discussions and decisions at Board meeting are accurately captured), and facilitating induction and assisting with professional development of directors as required. Individual Board members should have access to the Company secretary.

2.9.	Advice

The Board, and each committee thereof, shall have the authority to request that any member of the executive management or employee of the Company, the Company’s outside legal counsel, the Company’s independent auditor or any other professional retained by the Company to render advice to the Company, attend a meeting of the Board, or such committee, or meet with any members of or advisors to the Board. The Board and each committee should be entitled to meet with any relevant person without any executive being present. The Board and each committee is entitled to request independent professional advice in the framework of the performance of its roles, at the Company’s expense.

The directors and the specialized committees of the Board can have access to independent professional advice at the Company’s expense, provided that such advisor acts as advisor to the Board or specialized committee, as applicable, and not to individual directors only. Prior to contacting external advisors, directors should inform the chair of the Board or the relevant committee. Unless the Board or specialized committee decides otherwise with a majority vote, the directors must submit the conclusion of the professional advice to the other members of the Board or specialized committee, as applicable.

2.10.	Conduct by directors

2.10.1. General

Each director is expected to exhibit at all times the highest standards of integrity and probity, and to comply with the standards set forth in this Section 2.10. Directors should strive to continuously update their skills and improve their knowledge of the Company to fulfil their role both on the Board and on Board committees (where applicable).

2.10.2. Confidentiality

Directors should not use the information obtained in their capacity as a Board member for purposes other than for the exercise of their mandate. Board members should handle the confidential information received in their capacity as a Board member with utmost care.

2.10.3. Conflicts of interest

In accordance with article 7:96 of the Belgian Companies and Associations Code, all directors must inform the Board and the statutory auditor of the company of conflicts of interest as they arise and abstain from voting on the matter involved in accordance with the relevant provisions of the Belgian Companies and Associations Code.

Prior to his or her appointment, a director must inform the Board of his or her transactions and/or business relationships with the Company or its subsidiaries. During his or her mandate as a director, a director must inform the chair of the Board of the transactions and/or business relationships that he or she (or his or her affiliates) contemplates to enter into with the Company or its subsidiaries, and such transactions and/or business relationships can only be entered into after approval by the Board, where applicable, in accordance with article 7:96 of the Belgian Companies and Associations Code.

Each Board member should inform the Board of any conflict of interests that could in their opinion affect their capacity of judgement. In particular, at the beginning of each Board or committee meeting, Board members should declare whether they have any conflict of interests regarding the items on the agenda.

Each Board member should, in particular, be attentive to conflicts of interests that may arise between the Company, its Board members, its significant or controlling shareholder(s) and other shareholders. The Board members who are proposed by significant or controlling shareholder(s) should ensure that the interests and intentions of these shareholder(s) are sufficiently clear and communicated to the Board in a timely manner.

When the Board takes a decision, Board members should disregard their personal interests. They should not use business opportunities intended for the Company for their own benefit.

2.10.4. Miscellaneous

All directors are encouraged to attend shareholders’ meetings of the Company.

Executive management should be primarily responsible for communications with the press, media and other outside parties made on behalf of the Company, though individual Board members may, at the request of executive management or of the Board, communicate with outside parties on behalf of the Company.

This Charter is not intended to modify, extinguish or in any other manner limit the indemnification, exculpation and similar rights available to the members of the Board under applicable law, the Company’s articles of association or by contract.

2.11.	Organization of meetings

2.11.1. Schedule of meetings

At the beginning of the year, the chair of the Board will establish a schedule and agenda of subjects to be discussed during the year (to the extent that this can be foreseen). The date, hour and place of these regularly scheduled meetings may be changed by decision of the Board. Additional unscheduled meetings of the Board may be called upon at any time when the Company’s interest so requires or upon the request of two directors.

2.11.2. Convening of meetings and advance distribution of materials

The meetings are convened by the chair of the Board. The chair will establish the agenda for each meeting of the Board, generally after consultation with the CEO. Each director is encouraged to suggest the inclusion of items on the agenda at any time. The agenda should list the topics to be addressed at the meeting. If the chair does not convene the meeting within 14 days following the request to call a meeting by two directors, these directors can convene the meeting.

The notice to convene a meeting of the Board must mention the place, date, hour and agenda for the meeting, and must be sent to the directors preferably at least one week prior to the meeting.

The due convening of a meeting cannot be challenged if all directors are present or represented at the meeting.

Information that is important to the understanding of the Board of the business to be conducted at a meeting of the Board will be distributed in writing to the directors before the meeting.

2.11.3. Conduct of meetings

Meetings are in principle held in person. If this is not possible, directors may attend by telephone conferencing or video conferencing. Such participation in a meeting shall be considered to constitute the participation of a person who is present at the meeting. Additionally, each director can give a power of attorney to another director to represent him or her at a meeting. A director can represent more than one director.

The Company may organize – where necessary and appropriate – Board meetings using video, telephone or internet-based means.

The meetings of the Board are chaired by the chair. In the absence of the chair, the meetings are chaired by another director or the CEO.

If the Company secretary is present, he or she will take the minutes of the meeting. Otherwise another person will be designated as secretary for the meeting. Other persons or members of the executive management can attend the meetings upon invitation by the chair or the Board.

At all meetings of the Board, the presence or representation of at least half of the directors shall constitute a quorum for the transaction of business. If this quorum is not present or represented at the meeting, a second meeting of the Board can be convened. The quorum requirement shall not apply to this second meeting, except for matters that are included on the agenda of this second meeting, but that were not included on the agenda of the first meeting. Except in cases in which the articles of association or applicable law otherwise provides, a simple majority of the votes cast by the directors present or represented at a meeting at which a quorum is present or represented shall be the act of the Board.

The resolutions of the Board may be taken by unanimous written consent of the directors, with the exception of the resolutions for which the articles of association exclude such possibility.

The minutes of the meeting summarize the discussions of the Board, specify any decisions taken and state any reservations voiced by directors. The Board believes that on occasions, where the subject matter is too sensitive to put in writing, the Board can reserve the right only to discuss the matter at the meeting.

2.12.	Securityholder communications with the Board

The Board provides to every securityholder the ability to communicate with the Board, as a whole, and with independent or individual directors on the Board through an established process for securityholder communication (as that term is defined by the rules of the U.S. Securities and Exchange Commission) (“Securityholder Communication”) as follows:

Interested parties may send a Securityholder Communication directly to the chair of the Board, the lead independent director, the independent directors as a group, or a specified individual director by mail to the attention of the chair of the Board, the lead independent director, the independent directors as a group, or a specified individual director at the address below:

MDxHealth SA

ATTN: General Counsel

15279 Alton Parkway, Suite 100

Irvine, CA 92618 U.S.

The secretary will initially review and compile all Securityholder Communications and summarize lengthy or repetitive Securityholder Communications prior to forwarding Securityholder Communications to the addressee. The secretary will not forward Securityholder Communications that are not relevant to the duties and responsibilities of the Board, including spam, junk mail and mass mailings, product or service inquiries, new product or service suggestions, resumes or other forms of job inquiries, opinion surveys and polls, business solicitations or advertisements, or other frivolous communications.

3.	CEO and other members of the executive management

3.1.	Terms of reference

The CEO and other members of the executive management will arrange their procedures, policies and activities in accordance with the terms of reference set out in this Section 3. Interactions between Board members and executives should take place in a transparent way and, except in the case of a conflict of interest, communications with the Company secretary as contemplated by Section 2.8 above, or as otherwise specified or contemplated by applicable Company policy, procedure or practice, the chair of the Board or the relevant committee should always be informed.

3.2.	Structure of executive management

The CEO oversees the different activities of MDxHealth. Together with the CEO, the heads of the main activities constitute the members of the executive management of MDxHealth, as illustrated in Appendix 1.

3.3.	Chief executive officer

3.3.1. Appointment

The CEO is appointed, and can be removed, by the Board. The Board, further to the advice of the Corporate Governance and Nominating Committee and Compensation Committee, respectively, is to approve the main terms and conditions of the contract for the appointment of the CEO, including consideration of whether the CEO may accept memberships of other corporate boards, taking into consideration time constraints and potential conflicts of interests, balanced against the opportunity for the CEO’s professional development.

3.3.2. Role

The CEO is charged by the Board with the day-to-day management of the Company, and is therefore also managing director of the Company. In this function, the CEO has the following general responsibilities:

●	responsible for the management of the Company and the implementation of the decisions of the Board, within the strategy, planning, values and budgets approved by the Board;

●	responsible for overseeing the different central departments and business units of the Company, and reporting to the Board on their activities; and

●	responsible for the development of proposals for the Board relating to strategy, planning, finances, operations, human resources and budgets, and such other matters that are to be dealt with at the level of the Board.

3.3.3. Specific tasks

In exercising his role, the CEO has the following specific tasks:

●	The CEO takes the final decision in the decisions of the executive management and in the proposals that the executive management submits to the Board.

●	The CEO is responsible and accountable vis-à-vis the Board for putting internal controls in place (i.e. systems to identify, assess, manage and monitor financial and other risks), without prejudice to the monitoring role of the Board, based on the framework approved by the Board.

●	The CEO is responsible and accountable vis-à-vis the Board for the complete, timely, reliable and accurate preparation of the Company’s financial statements, in accordance with the applicable accounting standards and policies of the Company.

●	The CEO is responsible and accountable vis-à-vis the Board for the preparation of the Company’s required disclosure of the financial statements and other material financial and non-financial information.

●	The CEO presents the Board with a balanced and understandable assessment of the Company’s financial situation.

●	The CEO provides the Board in due time with the information necessary for the Board to carry out its duties.

●	The CEO is responsible and accountable to the Board for the discharge of his or her responsibilities and those of the other executive managers.

The Board can charge the CEO with other specific tasks.

3.4.	Other executive managers

3.4.1. Appointment

The executive managers other than the CEO are appointed and removed by the CEO in close consultation with the Board and taking into account the need for a balanced executive team. The Board, further to the advice of the Corporate Governance and Nominating Committee and the Compensation Committee, respectively, is to approve the main terms and conditions of the contract for the appointment of the other executive managers including consideration of whether the executives may accept memberships of other corporate boards, taking into consideration time constraints and potential conflicts of interests, balanced against the opportunity for the executive’s professional development.

3.4.2. Tasks

The tasks of the heads of the main activities and central departments (and their divisions) are the following:

●	They must organize their business unit/department in accordance with the guidelines determined by the CEO.

●	They report to the CEO on the operation and activities of their business unit/department.

3.5.	Operation of executive management

3.5.1. Conduct of meetings

The executive managers will periodically meet with CEO to discuss:

●	The strategy of their department.

●	The organization of their department.

●	The financial management of their department.

●	New projects.

●	Compliance with budgets.

●	The follow-up of existing projects.

The CEO and other executive managers shall meet regularly, and at least on a quarterly basis, to discuss the overall general strategy, financial management and business of the Company. During these meetings, the executive management also discusses proposals for decisions to be made by the Board, including with respect to strategy, planning, finances and budgets. Additional meetings can be called by the CEO whenever the need for such meetings arises.

3.5.2. Reporting to the Board

The CEO shall report regularly during the scheduled meetings of the Board on the operations, findings and recommendations of the executive management.

The members of the Board can have access to the assistance or advice of the members of the executive management. Where practical or appropriate, requests to have such access should be made via the CEO, except in the case of a conflict of interest, communications with the Company secretary as contemplated by Section 2.8 above, or to the extent otherwise specified or contemplated by applicable Company policy, procedure or practice.

3.6.	Conduct by executive management

3.6.1. General

Each member of the executive management is encouraged to exhibit at all times the highest standards of integrity and probity. They must be loyal to the Company and its subsidiaries.

3.6.2. Confidentiality

Executive managers cannot use the information obtained in their capacity as executive manager for purposes other than for the exercise of their mandate.

Executive managers should treat all inside information (as defined by applicable law) as strictly confidential and should disclose such information to other employees and staff members of the Company and its subsidiaries only on a need-to-know basis, subject to appropriate measures to secure confidentiality and in accordance with the guidelines established by the Board.

3.6.3. Conflicts of interest

Each executive manager is encouraged to arrange his or her personal and business affairs so as to avoid direct and indirect conflicts of interest with the Company, Further, each executive manager must comply with the Company’s Code of Business Conduct and Ethics, including relevant provisions related to conflicts of interest.

The above is without prejudice to the rules that apply to executive directors in the performance of their mandate as director.

Appendix 1 – Organizational structure

The executive management team of MDxHealth is composed of the following positions:

●	Chief Executive Officer (CEO)

●	Chief Financial Officer (CFO)

●	Chief Commercial Officer (CCO)

●	Executive Vice President of Corporate Development (EVP) & General Counsel (GC)

Appendix 2 – Specialized Committees

The specialized committees of the Board of MDxHealth are currently composed of the following, and the committee charter for each is incorporated into this Appendix:

●	Audit Committee Charter

●	Corporate Governance and Nominating Committee Charter

●	Compensation Committee Charter